Exhibit 3.3

SECOND AMENDMENT TO THE

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF

RIO VISTA ENERGY PARTNERS L.P.

This Second Amendment to the First Amended and Restated Agreement of Limited Partnership of Rio Vista Energy Partners L.P., dated effective as of 3:00 p.m. Central Standard Time, December 28, 2010 (the “Second Amendment”), is entered into by and between Central Energy GP LLC, a Delaware limited liability company, as the General Partner, and the Limited Partners of Rio Vista Energy Partners L.P., a Delaware limited partnership (the “Partnership”).  Capitalized terms used, and not otherwise defined, herein shall have the same meaning as set forth in the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of September 16, 2004 as amended by a First Amendment dated as of October 26, 2005 (the “Partnership Agreement”).

WHEREAS, the General Partner and the Limited Partners are party to the Partnership Agreement; and

WHEREAS, in accordance with Section 13.2 of the Partnership Agreement, as evidenced by its signature hereto, the General Partner has proposed amendments to the Partnership Agreement on the terms set forth herein; and

WHEREAS, in accordance with Section 13.3(d) of the Partnership Agreement, the Partnership has obtained an Opinion of Counsel to the effect that such amendments will not affect the limited liability of any Limited Partner under Delaware law; and

WHEREAS, in accordance with Section 13.2 of the Partnership Agreement, the holders of a Unit Majority approved such amendments pursuant to a written consent of the Unitholders dated effective as of 2:00 p.m. Central Standard Time, December 28, 2010;

WHEREAS, contemporaneously herewith, the Board of Managers and the Members of Rio Vista GP, LLC have approved a change in the name of Rio Vista GP, LLC to Central Energy GP, LLC; and

WHEREAS, in accordance with Section 2.6 of the Partnership Agreement, each of the Limited Partners has constituted and appointed the General Partner as agent and attorney-in-fact to execute any amendment to the Partnership Agreement approved in accordance with the terms of the Partnership Agreement.

NOW, THEREFORE, the General Partner and the Limited Partner agree as follows:

1.           Amendment of Name of Partnership.  The name of the Partnership is hereby amended to Central Energy Partners, L.P. and each reference to Rio Vista Energy Partners, L.P. in the Partnership Agreement is amended to be a reference to the new name of the Partnership, to wit, Central Energy Partners, L.P.

2.           Amendment of Name of General Partner.  Each reference in the Partnership Agreement to Rio Vista GP, LLC is amended to be a reference to the new name of the General Partner, to wit, Central Energy GP, LLC.

3.           Amendment of Section 1.1 of the Partnership Agreement.  The defined terms “Common Unit Arrearage” and “Cumulative Common Unit Arrearage” in Section 1.1 of the Partnership Agreement are hereby amended, effective as of the Closing Date, to read as follows:

“Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, commencing with the Quarter beginning October 1, 2011, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

“Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter commencing with the Quarter ending March 31, 2012, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to such Common Unit for each Quarter ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to such Common Unit (including any distributions to be made in respect of the last of such Quarters).

4.           Effect of this Amendment.  Except as expressly provided in this Second Amendment, the Partnership Agreement is reaffirmed and remains in full force and effect.

5.           Incorporation by Reference.  The provisions of the Partnership Agreement, including without limitation Article 15 (General Provisions), are incorporated herein by reference.  All references to “this Agreement” contained in such provisions shall be deemed to refer to the Partnership Agreement, as amended by this Second Amendment.

IN WITNESS WHEREOF, the parties have executed this Second Amendment to the First Amended and Restated Agreement of Limited Partnership of Rio Vista Energy Partners L.P. as of the day and year first set forth above.

[Signature Page Follows]

GENERAL PARTNER

CENTRAL ENERGY GP, LLC,

By: /s/ Imad Anbouba
Imad Anbouba, Co-President

By: /s/ Carter R. Montgomery
Carter R. Montgomery, Co-President

LIMITED PARTNER

By: CENTRAL ENERGY GP, LLC,
As Agent and Attorney-in-Fact

By: /s/ Imad Anbouba
Imad Anbouba, Co-President

By: /s/ Carter R. Montgomery
Carter R. Montgomery, Co-President